UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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THE CHINA FUND, INC.
(Name of Registrant as Specified in Its Charter)

CITY OF LONDON INVESTMENT GROUP PLC CITY OF LONDON INVESTMENT MANAGEMENT COMPANY LIMITED BARRY M. OLLIFF JULIAN REID RICHARD A. SILVER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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City of London Investment Management Company Limited, together with the other participants named therein, has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of a slate of director nominees and certain business proposals at the upcoming 2018 annual meeting of stockholders of The China Fund, Inc., a Maryland corporation.

Please contact Saratoga Proxy Consulting LLC, which is assisting us, if you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of our proxy materials. Saratoga can be reached toll-free at (888) 368-0379.

On April 10, 2018, City of London issued the following press release:

SDNY Court Denies China Fund Motion for Injunctive Relief

Court Finds that China Fund Did Not Establish Likelihood of Success on the Merits of its Claims

COATESVILLE, PA (April 10, 2018) – City of London Investment Management Company Limited, which represents clients who are the beneficial owners of approximately 27.6% of the outstanding shares of common stock of The China Fund, Inc. (NYSE: CHN), today announced that the Court denied the motions made by China Fund in its legal action against City of London in federal court in the United States District Court for the Southern District of New York (SDNY). City of London intends to move to have China Fund’s SDNY lawsuit dismissed.

In the SDNY lawsuit, China Fund brought claims against City of London alleging that it had made material misleading statements in its proxy materials. Through the SDNY lawsuit, China Fund asked the Court to invalidate all stockholder votes in favor of the election of City of London’s two highly-qualified independent nominees and the termination of China Fund’s existing investment manager, and to block City of London from soliciting additional votes. Separately, City of London filed a Verified Complaint in the Circuit Court of Baltimore County, Maryland, bringing claims against China Fund and the members of its Board of Directors in connection with what City of London believes was China Fund’s wrongful postponement of its 2018 annual meeting of stockholders until April 26, 2018.

On April 9, 2018, the SDNY Court denied China Fund’s motion for a temporary restraining order, expedited discovery and preliminary injunction in full. The SDNY Court found that China Fund did not establish a likelihood of success on the merits of its claims challenging City of London’s proxy materials. The Court summarized its findings succinctly as follows: “Simply put, the pleadings here and the factual materials adduced do not support plaintiffs’ [China Funds’] claim that City of London has made false or misleading statements or representations or failed to disclose material information that it had a duty to disclose. The Court therefore declines to enter the temporary restraining order or injunction that plaintiffs seek. Simply put, the Court does not find any unlawful conduct to restrain.”

City of London intends to continue to vigorously defend itself against the SDNY lawsuit, which City of London believes is a baseless act of retaliation and an attempt to intimidate City of London and other stockholders from making their voices heard and exercising their legal rights at China Fund’s 2018 annual meeting of stockholders.

If you have any questions or need assistance with voting your BLUE proxy card, or need additional copies of City of London’s proxy materials, please contact City of London’s proxy solicitor, Saratoga Proxy Consulting LLC at (212) 257-1311 or toll-free at (888) 368-0379.